Exhibit 99.1

NEWS RELEASE for March 19, 2010

Contact:	Allen & Caron Inc	Gail Itow
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST, INC. ANNOUNCES PRICING OF COMMON STOCK OFFERING,

AN INCREASE OF 33% OVER THE

PREVIOUSLY ANNOUNCED OFFERING SIZE

IRVINE, California, March 19, 2010 — Netlist, Inc. (NasdaqGM: NLST) today announced the pricing of an underwritten public offering of 3,995,000 shares of its common stock at a price to the public of $3.85 per share for gross proceeds of approximately $15.38 million. This represents an increase of approximately 33%, or an additional 995,000 shares, from the previously announced offering size of 3,000,000 shares of common stock.

After underwriting discounts and commissions and estimated offering expenses payable by us, Netlist expects to receive net proceeds of approximately $14.12 million.  Netlist has also granted the underwriters a 30-day option to purchase up to 599,250 additional shares at the public offering price to cover over-allotments, if any, which would result in additional net proceeds of approximately $2.17 million if exercised in full.  The offering is expected to close on or about March 24, 2010, subject to satisfaction of customary closing conditions.

Needham & Company, LLC is acting as the sole book-running manager for the offering and Roth Capital Partners LLC is acting as co-manager.

Netlist intends to use the net proceeds from the offering for its operations, including marketing, research and development, working capital, and for other general corporate purposes.

The shares of common stock described above are being offered by Netlist and were registered pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. The shares of common stock may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.  Copies of the preliminary prospectus supplement, the final prospectus supplement and the accompanying base prospectus relating to this offering may be obtained from the SEC’s web site at http://www.sec.gov, or from Needham & Company, LLC, 445 Park Avenue, New York, NY 10022, at (212) 371-8300.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Netlist, Inc., nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Netlist, Inc.

Netlist designs and manufactures high-performance memory subsystems for the server and high- performance computing and communications markets. Netlist’s memory subsystems are developed for applications in which high-speed, high-capacity memory, functionality, small form factor, and heat dissipation are key requirements. These applications include tower-servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations, and telecommunication equipment. Netlist maintains its headquarters in Irvine, California with manufacturing facilities in Suzhou, China.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist, including future opportunities and growth for the company’s business. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, Netlist’s ability to complete the offering referred to in this release; Netlist’s ability to complete development of and volume production of NetVaultTM and HyperCloudTM; the costs and unpredictability of litigation over infringement of Netlist’s intellectual property; the rapidly-changing nature of technology; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer demand, including delays in product qualifications; delays in Netlist’s and its customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; Netlist’s ability to attract and retain skilled personnel; Netlist’s reliance on suppliers of critical components; fluctuations in the market price of evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in Netlist’s annual report on Form 10-K, filed with the SEC on February 19, 2010, and subsequent filings with the SEC made by Netlist from time to time. Except as required by law, Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.